EXHIBIT 24.1
KPMG LLP
150 Fayetteville Street Mall
Suite 1200
Post Office Box 29543
Raleigh, NC 27626-0543

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
Trimeris, Inc.:

We consent to incorporation by reference in the Registration Statement
(No. 333-) on Form S-8 of Trimeris, Inc. (A Development Stage Company), of our report dated February 4, 1999, relating to the balance sheets of Trimeris, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998 and for the cumulative period from the date of inception to December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Trimeris, Inc.

                                                  KPMG LLP

Raleigh, North Carolina
November 3, 1999